EXHIBIT 4.3
                      Employment Agreement of Michael Boyle

June18, 2004

Michael P Boyle
66932 Sagebrush Lane
Bend, Oregon
97701

Re:  Terms of Agreement

Dear Mike:

We are pleased to inform you that OFG EuroPacific Limited ("OFG") and Master Distribution Systems Inc. ("MDS") (the "Company") have decided to make you this offer. This letter sets forth the terms of the offer, which, if you accept, will govern our Agreement.

Position; Duties.
----------------
Your position will be President and Chief Operating Officer of MDS's Glass Restoration Division, reporting to Harry Beugelink, who will be Chief Executive Officer of the Company. You will also be on the Board of Directors of the Company,

Your duties and responsibilities will be as designated by the Company, with an initial focus on the following:

          (i) As the person responsible for the Glass Restoration Division of MDS you will initially setup dealerships ("Corporate Stores") which will be 75% owned by MDS and 25% owned by yourself as set out below;

          (ii) You will have full Operational responsibilities for the Corporate Stores as well as oversee and liaise with other dealerships, which MDS has re-sold (or will re-sell in the future), and dealerships which MDS has entered into under other partnership agreements; and

          (iii) Develop tools for IG restoration services and locate and/or develop other glass restoration services and add on processes that are synergistic with the CCWWi dealerships, with the goal to make the Company, or its glass restoration division, a major player in the glass restoration business world wide.

Full Time  Position.
-------------------
The term will begin on July 15, 2004, and will be for a period of two (2) years. Once we have established a Corporation to own stores in the US, your position will be with that Corporation and we agree to make the necessary changes at that time. You will continue to act as a Director and Officer of MDS responsible for the development of the glass restoration division of MDS.

Compensation.
------------
Your compensation will be $96,000.00 USD a year, paid in equal payments on the 1st and 15th of each month. You will be entitled to one week's paid vacation (equivalent of 5 business days) for each year of full employment, with a minimum of 2 weeks after the first year and a maximum of 5 weeks. The Company agrees to provide an immediate payment upon your signing of this Letter Agreement of four thousand ($4,000.00 USD) into your vacation fund that you may withdraw as you


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Compensation - continued

decide. There will be a Family Health Insurance Benefit Package, the final terms and conditions of which must be made available for Company approval;

Stock.
-----
You will be granted 250,000 shares of the MDS Company's Common Stock, ("Stock") (this represents approximately 2.5% of the planned initial stock issue of MDS) vesting over a two (2) year term with 50,000 of the Stock vesting immediately upon MDS being in a legal position to issue the Stock. The remaining Stock will be issued to you as follows: 100,000 shares upon the first anniversary date of this Agreement and the remaining 100,000 shares upon the second anniversary date of this Agreement, provided that this Agreement, or a subsequent replacement agreement, is still in effect at those times and you are still working for MDS at that time. Your Stock is subject to dilution in the event that MDS decides to authorize and/or issue any additional shares in the future.

Equity In Corporate Owned Stores of MDS.
---------------------------------------
You will be granted a twenty-five (25%) per cent equity position in each Store to be opened by MDS in the US during the term of our Agreement. This will most likely consist of shares in a private US Corporation incorporated for the purpose of owning and operating Corporate owned stores in the US.

Form of Agreement(s).
-------------------
The parties shall at any time, at the request of the other party, do and execute all acts, deeds, documents and things as may reasonably be required by the other to perfect and complete the grant of rights conferred by this Agreement on the other.

Confidentiality and Invention Assignment Agreement.
--------------------------------------------------
You will be subject to the MDS Company's Confidentiality and Invention Assignment Agreement, which must be signed and returned by you before any business relationship will be effective.

Certain Acts.
------------
During your contractual relationship with the Company, you will not do anything to compete with the Company's present or contemplated business, nor will you plan or organize any competitive business activity. You will not enter into any agreement, which conflicts with your duties or obligations to the Company. You will not during our contractual relationship or within one (1) year after it ends, without the Company's express written consent, directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

No Inconsistent Obligations.
---------------------------
You represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this Agreement or with your undertaking this arrangement with the Company. You will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

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Miscellaneous.
-------------
Upon your  acceptance,  this  letter  will  contain  the  entire  agreement  and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your contractual relationship may in the future be amended, but only in writing and signed by both you and by a duly authorized executive officer, on behalf of the Company. It is fully intended that either a formal partnership or employment agreement will be prepared and executed along with the Confidentiality and Invention Assignment Agreement referred to herein, and in the event that any other formal agreements are required in order to formalize this Letter Agreement, the parties agree to execute same in due course.

In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any communications that you may have submitted to us. The language in this letter will be construed as to its fair meaning and not strictly for or against either of us. In the event a dispute does arise, this Letter Agreement, including the validity, interpretation, construction and performance of this Letter Agreement, shall be governed by and construed in accordance with the substantive laws of the State of Nevada. It is understood however, that in the event that the laws of the State of Oregon need to apply, in the event that an employment contract is required rather than a partnership contract, we agree to submit to the laws and the jurisdiction of the State of Oregon for that limited purpose.

If these terms are acceptable, please sign in the space provided below and return this letter to us.

We are looking forward to having you join the Company.

                                                     Yours truly,

                                              /s/Nelson F. Bayford, C.E.O of OFG
                                             -----------------------------------
                                                 Nelson F. Bayford

                                              /s/Harry P. Beugelink
                                             -----------------------------------
                                                 Harry P. Beugelink C.E.O of MDS


Agreed and Accepted this 18th day of June, 2004.


/s/ Michael P Boyle

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